Exhibit (a)(38)

LEGG MASON PARTNERS EQUITY TRUST

Amended and Restated Designation of Series of Shares of Beneficial Interests in the Trust

(Effective as of October 1, 2012)

WHEREAS, the Trustee(s) of the Trust, acting pursuant to Section 4.9 of the Declaration, desire to divide the Shares of the Trust into 37 Series;

NOW THEREFORE, the Trustee(s) of the Trust do hereby establish and designate the following Series of the Trust, with such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below:

1.	Legg Mason ClearBridge Aggressive Growth Fund

2.	Legg Mason Capital Management All Cap Fund

3.	Legg Mason ClearBridge Appreciation Fund

4.	Legg Mason ClearBridge Equity Income Builder Fund

5.	Legg Mason ClearBridge Tactical Dividend Income Fund (formerly known as Legg Mason ClearBridge Diversified Large Cap Growth Fund)

6.	Legg Mason Esemplia Emerging Markets Long-Short Fund (formerly known as Legg Mason Esemplia Emerging Markets Equity Fund)

7.	Legg Mason ClearBridge Equity Fund

8.	Legg Mason Investment Counsel Financial Services Fund

9.	Legg Mason ClearBridge Fundamental All Cap Value Fund

10.	Legg Mason Batterymarch Global Equity Fund

11.	Legg Mason Global Currents International All Cap Opportunity Fund

12.	Legg Mason ClearBridge Large Cap Value Fund

13.	Legg Mason ClearBridge Large Cap Growth Fund

14.	Legg Mason Lifestyle Allocation 85%

15.	Legg Mason Lifestyle Allocation 70%

16.	Legg Mason Lifestyle Allocation 50%

17.	Legg Mason Lifestyle Allocation 30%

18.	Legg Mason ClearBridge Mid Cap Core Fund

19.	Legg Mason Batterymarch S&P 500 Index Fund

20.	Legg Mason ClearBridge Small Cap Growth Fund

21.	Legg Mason ClearBridge Small Cap Value Fund

22.	Legg Mason Investment Counsel Social Awareness Fund

23.	Legg Mason Batterymarch U.S. Large Cap Equity Fund

24.	Legg Mason Target Retirement 2015

25.	Legg Mason Target Retirement 2020

26.	Legg Mason Target Retirement 2025

27.	Legg Mason Target Retirement 2030

28.	Legg Mason Target Retirement 2035

29.	Legg Mason Target Retirement 2040

30.	Legg Mason Target Retirement 2045

31.	Legg Mason Target Retirement 2050

32.	Legg Mason Target Retirement Fund

33.	Legg Mason Permal Tactical Allocation Fund

34.	Legg Mason ClearBridge Mid Cap Growth Fund

35.	Legg Mason Global Currents International Small Cap Opportunity Fund

36.	Legg Mason Dynamic Multi-Strategy Fund

37.	Legg Mason ClearBridge Select Fund

1. Each Share of each Series shall have a par value of $0.00001 per Share and shall be entitled to all the rights and preferences accorded to Shares under the Declaration.

2. The number of authorized Shares of each Series is unlimited.

3. Each Series shall be authorized to hold cash, invest in securities, instruments and other property, use investment techniques, and have such goals or objectives as from time to time are described in the prospectus and statement of additional information contained in the Trust’s then currently effective registration statement under the Securities Act of 1933, as amended, to the extent pertaining to the offering of Shares of the Series, as the same may be amended and supplemented from time to time (“Prospectus”). Each Share of a Series shall represent a beneficial interest in the net assets allocated or belonging to such Series only, and such interest shall not extend to the assets of the Trust generally (except to the extent that General Assets (as defined in the Declaration) are allocated to such Series), and shall be entitled to receive its pro rata share of the net assets of the Series upon liquidation of the Series, all as set forth in Section 4.9 of the Declaration.

4. With respect to the Shares of each Series, (a) the time and method of determining the purchase price, (b) the fees and expenses, (c) the qualifications for ownership, if any, (d) minimum purchase amounts, if any, (e) minimum account size, if any, (f) the price, terms and manner of redemption, (g) any conversion or exchange feature or privilege, (h) the relative dividend rights, and (i) any other relative rights, preferences, privileges, limitations, restrictions and other relative terms have been established by the Trustees in accordance with the Declaration and are set forth in the Prospectus with respect to such Series.

5. The Trustees may from time to time modify any of the relative rights, preferences, privileges, limitations, restrictions and other relative terms of a Series or the Shares of such Series that have been established by the Trustees or redesignate any of the Series without any action or consent of the Shareholders.

6. The designation of any Series hereby shall not impair the power of the Trustees from time to time to designate additional Series of Shares of the Trust or terminate any Series hereby designated.

7. Capitalized terms not defined herein have the meanings given to such terms in the Declaration.